UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2010

GENERAL MOLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32986 (Commission File Number)	91-0232000 (I.R.S. Employer Identification No.)

1726 Cole Boulevard, Suite 115

Lakewood Co 80401

(Address of Principal Executive Offices, including Zip Code)

(303) 928-8599

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

Hanlong Transaction

Introduction

On March 4, 2010, we (the “Company”) signed a Securities Purchase Agreement (the “Purchase Agreement”) with Hanlong (USA) Mining Investment, Inc. (“Hanlong”), an affiliate of Sichuan Hanlong Group, a large privately held Chinese company.  The Purchase Agreement and the related agreements described below form the basis of a significant investment by Hanlong in the Company that is intended to provide the Company with adequate capital to develop the Mt. Hope Project, a molybdenum deposit near Elko, Nevada, that is the Company’s primary asset.  The Purchase Agreement provides for the sale to Hanlong of shares of our common stock in two tranches that will aggregate 25% of our outstanding stock on a fully diluted basis.  The average price per share, based on the anticipated number of shares to be issued, is $2.88 for an aggregate price of $80 million.  The share issuance is part of a larger transaction that includes the commitment by Hanlong to use its commercially reasonable efforts to procure a $665 million bank loan for the Company (the “Term Loan”) from a prime Chinese bank that will be guaranteed by an affiliate of Hanlong, a $20 million bridge loan from Hanlong to the Company, and a long-term molybdenum supply off-take agreement pursuant to which a Hanlong affiliate will agree to purchase a substantial part of the molybdenum production from the Mt. Hope Project at specified prices.

Background

The Company owns an indirect 80% interest in the Mt. Hope Project.  In February 2008, we formed a limited liability company (the “LLC”) to develop the Mt. Hope Project with POS-Minerals Corporation, an affiliate of POSCO, a Korean company that is one of the world’s largest steel producers.  We contributed the Mt. Hope Project to the LLC in exchange for an 80% interest in the LLC and POS-Minerals contributed $100 million to the LLC for a 20% interest.  Each of us and POS-Minerals has obligations to contribute funds to the LLC in the future to pay for the development of the Mt. Hope Project, which we estimate will cost approximately $1.154 billion.  To fund our obligation, which we estimate to be about $923 million before financing costs, we sought equity and bank financing from several institutional sources.  We began discussions with Hanlong in December 2009.

The Purchase Agreement

Stock Purchase.  The Purchase Agreement provides, subject to terms and conditions of the Purchase Agreement, for the purchase by Hanlong for an aggregate price of $80 million, or approximately 27.755 million shares of our common stock which will equal 25% of our outstanding common stock on a fully-diluted basis following the purchase, or approximately 38.3% of our currently outstanding common stock.  Fully diluted means all of our outstanding common stock plus all outstanding options and warrants, whether or not currently exercisable.  Hanlong is obligated to purchase the first 12.5% of our fully-diluted shares, or approximately 11.895 million (“Tranche 1”) for $40 million, or approximately $3.36 per share, following satisfaction of certain conditions, including receipt of stockholder approval of the equity issuances in connection with the transaction, publication of the notice of availability of the Draft Environmental Impact Statement (the “DEIS”) concerning the Mt. Hope Project by the Bureau of Land Management (the “BLM”), receipt of necessary Chinese government approvals for certain portions of the transaction, assurances from Hanlong as to the availability of the Term Loan, approval of the shares for listing on the NYSE Amex and absence of certain defaults.  The actual number of shares and price per share will be adjusted for any change in the number of fully diluted shares before the closing of Tranche 1.  The parties may waive the conditions to their respective obligations.  The Company anticipates that Tranche 1 will close in the third or fourth quarter of 2010.

The second tranche (“Tranche 2”), which will involve the purchase of approximately 15.860 additional shares, will be for a purchase price of an additional $40 million, or approximately $2.52 per share.  The actual number of shares and price per share will be adjusted for any change in the number of fully diluted shares before the closing of Tranche 2.  Significant conditions to the closing of Tranche 2 include issuance of the Record of Decision for the Mt. Hope Project by the Bureau of Land Management, approval of the plan of operation for the Mt. Hope Project by the BLM, and the completion of documentation for and satisfaction of conditions precedent to lending under the Term Loan.  The Purchase Agreement may be terminated by either party (provided the terminating party is not in default)

if the closings of Tranche 1 and Tranche 2 have not occurred by January 31, 2011, and September 30, 2011, respectively, subject to extension under some circumstances to January 31, 2012.

The purchase of common stock by Hanlong will give ArcelorMittal, S.A. (“Arcelor”), which presently owns approximately 10.0% of our fully diluted common stock, the right to acquire additional shares so that it can maintain its current level of ownership.  We are negotiating with Arcelor as to the terms on which it will purchase additional shares of common stock, if any.  If Arcelor acquires more shares pursuant to its pre-emptive right, Hanlong will receive an additional number of shares that will maintain its percentage interest of 25% of the fully diluted common stock.

Hanlong will have the right to purchase a portion of any additional shares of common stock that we issue so that it can maintain its percentage ownership unless its ownership is at the time below 5%.  It may also acquire additional shares so that it maintains a 20% indirect interest in the Mt. Hope Project if our interest in the LLC is reduced below 80%.  If we issue shares to fund our obligation to fund the Mt. Hope Project under certain circumstances and Hanlong exercises its rights to maintain its percentage interest, we will be obligated to refund to Hanlong the cost of such shares over a three-year period up to an aggregate of $9 million.

Loan Procurement.  Pursuant to the Purchase Agreement, Hanlong is obligated to use its commercially reasonable efforts to procure the Term Loan in an amount of at least $665 million with a term of at least 14 years after commercial production begins at the Mt. Hope Project.  The Term Loan is expected to bear interest at a rate of LIBOR plus a spread of between 2% and 4% per annum.  The Purchase Agreement provides that the Term Loan will have customary covenants and conditions; however, the terms of the Term Loan have not been negotiated with the lender and we have no assurance as to the final terms of the Term Loan.  Hanlong or an affiliate is obligated to guarantee the Bank Loan.  When funds can be drawn by the Company under the Term Loan, the Company will pay a $15 million arrangement fee to Hanlong who will pay all fees and expenses associated with the Term Loan before the Term Loan Closing, including those charged by the Chinese bank.

Break Fees.  A break fee is payable by each of us and Hanlong if the Purchase Agreement terminates because of the failure of certain conditions to the closing of Tranche 1 or Tranche 2.  A break fee of $10 million is payable to the Company if the Purchase Agreement is terminated because Hanlong fails to obtain necessary Chinese government approvals or to give its assurances about the availability of the Term Loan.  The Company has agreed to pay $5 million to Hanlong if the conditions concerning our stockholder approval, the publication of the DEIS or the Record of Decision are not timely satisfied or waived and the Purchase Agreement is terminated.  The Company break fees may be increased by $5 million if the Purchase Agreement is terminated and the Company has violated the “no-shop” provisions of the Purchase Agreement and may be increased in other circumstances not to exceed an additional $3 million if the Company requests and Hanlong grants certain extensions of deadlines concerning the DEIS and up to an additional $2 million if the Company requests and Hanlong grants certain extensions concerning the Record of Decision.  In addition, the Company must pay a $2 million fee to Hanlong if it grants the extension concerning the Record of Decision, which fee can be credited against the arrangement fee described above.  The break fee payable by the Company to Hanlong may be paid in cash, or, in certain circumstances, in shares of our common stock at our option.  If paid in shares, the price would be the volume weighted average of our common stock on the NYSE Amex for the five days ending six days after the announcement of the termination.

No Shop.  The Company has agreed that it will not seek alternative proposals that would supplant the proposed transaction with Hanlong until the Closing of the transactions contemplated by the Purchase Agreement or the earlier termination of the Purchase Agreement.  The Board may, in the exercise of its fiduciary obligations, consider an unsolicited offer that it views as superior to the Hanlong transaction.

Registration Rights.  We have agreed to register for sale the shares purchased by Hanlong at its request.

Bridge Loan

Hanlong has also agreed to provide a $20 million bridge loan (the “Bridge Loan”) to the Company which will be available in two equal $10 million tranches.  Both loan tranches are subject to the receipt of requisite Chinese government approvals, and Arcelor’s election concerning its anti-dilution rights.  The second loan tranche will be available five business days after receipt of stockholder approval.  In each case, advances under the Bridge Loan are subject to the satisfaction of customary conditions.  The first tranche of the Bridge Loan will bear interest at LIBOR plus 2% per annum.  The second tranche of the Bridge Loan will bear interest at 10% per annum.  The Bridge Loan will be repaid from the proceeds of the Term Loan.  If Hanlong agrees, the second tranche also may be repaid, at the Company’s election, in shares of the Company’s common stock.  If paid in shares, the price would be the volume weighted average of the Company’s shares on the NYSE Amex for a five-day period after public announcement of the event that required repayment.  The Company may offset its right to receive the break fee against its obligations to repay borrowings under the Bridge Loan.  If not sooner repaid, the Bridge Loan will mature on the earliest of 120 days after the issuance of the Record of Decision, the date on which the Purchase Agreement terminates, and January 31, 2012.  The Bridge Loan and our obligation to pay a break fee to Hanlong under the Purchase Agreement will be secured by a pledge by us of a 10% limited liability company interest in the LLC.

Supply Agreement

The Company will sign a molybdenum supply agreement (the “Supply Agreement”) with a Hanlong affiliate (referred to in this subsequent discussion as “Hanlong”), which will be effective upon the later of the Tranche 2 closing, the Term Loan closing, or the Company’s election not to enter into the Term Loan.  Until the expiration of certain existing molybdenum supply agreements by which the Company is currently bound (the “Existing Supply Agreements”), Hanlong will be required to purchase all the Company’s share of the Mt. Hope molybdenum production above that necessary for the Company to meet its existing supply commitments.  After the expiration of the Existing Supply Agreements, until the original scheduled maturity date of the Term Loan, or if the Company elects not to enter into the Term Loan, 14 years after commencement of commercial production from the Mt. Hope Mine, Hanlong must annually purchase the greater of 16 million pounds and 70% of the Company’s share of Mt. Hope production.  Following the original scheduled maturity date of the Term Loan, or if the Company elects not to enter into the Term Loan, 14 years after commencement of commercial production from the Mt. Hope Mine, Hanlong must purchase a percentage of the Company’s share of Mt. Hope production equal to 2.5 times Hanlong’s fully-diluted percentage ownership of our common stock.  Subject to certain exceptions, the Supply Agreement will terminate once Hanlong’s fully-diluted percentage ownership of the Company falls below 5%. As long as Hanlong continues to guarantee the Term Loan, the Supply Agreement will not terminate even if Hanlong’s ownership falls below 5%.  If the cause of Hanlong’s ownership falling below 5% is a change of control of the Company or a dilutive transaction in which Hanlong does not have the right to participate, the Supply Agreement will not terminate and Hanlong will be obligated to continue to purchase a percentage of the Company’s share of Mt. Hope production equal to 2.5 times Hanlong’s fully-diluted percentage ownership of the Company as it existed immediately prior to such change of control or dilutive transaction.  If the Company elects not to enter into the Term Loan, and the second loan tranche does not close, Hanlong’s obligation to purchase the Company’s share of Mt. Hope production in each of the periods described above will be half of the obligations described above.

Prices under the Supply Agreement are at two levels.  Twenty-five percent of the production Hanlong receives will be sold at a fixed-floor price per pound subject to adjustment, which pricing is similar to floor-price protected contracts that the Company has in place with other large steel producers and metal traders.  Those contracts have fixed-floor prices ranging from $12.50 to $13.50 per pound and incremental discounts above the floor price.  For the remaining 75% of the production Hanlong receives, it will pay spot prices for molybdenum, less a small discount.

The result of the transaction will be that if the Company elects to enter into the Term Loan, or if the Tranche 2 closing occurs, all of Mt. Hope’s production will be committed for the first five years of operation, approximately half of which will contain floor price protection to help support the Company’s ability to service its debt in periods of low metal prices.

Stockholder Agreement

In connection with the Tranche 1 closing, Hanlong will sign a Stockholder Agreement with the Company that limits Hanlong’s future acquisitions of our common stock, provides for designation of up to two directors to our Board, and places some restrictions on Hanlong’s voting and disposition of our shares.

After the Tranche 1 closing, Hanlong will be entitled to nominate one director to our Board so long as it maintains at least a 10% fully diluted interest in the Company.  After the Tranche 2 closing, and so long as Hanlong retains fully-diluted stock ownership of at least 20%, Hanlong will be entitled to nominate a second director.  The Company has agreed to assure that each Hanlong nominee is included in the Board’s slate of nominees submitted to our stockholders, subject to the Board’s fiduciary obligations and compliance by the nominee with applicable law and Company requirements concerning disclosure of information.  The Hanlong nominees may also serve on committees for which they are eligible.  Following the Term Loan closing and until its guaranty has expired or otherwise been terminated, Hanlong will have the right to appoint one representative to the management committee of the LLC.

Hanlong has also agreed not to purchase additional shares, except as permitted by the Purchase Agreement, without the Company’s prior consent following the Tranche 1 closing, and has agreed that it will not solicit proxies, join a group with respect to our equity securities, solicit or encourage an offer from another person for the Company, call a meeting of the Company’s stockholders or make a proposal to the Company’s stockholders, except to the Board.  If our Board receives an offer for the Company, its assets or a merger that the Board determines is in the best interests of the Company’s stockholders, Hanlong is required to vote in favor of such a transaction or tender its shares unless it proposes an alternative transaction that our Board determines is more favorable to our stockholders than the offer received.

Under the Stockholder Agreement, Hanlong may not, without the prior written consent of the Board, transfer ownership in the securities if the recipient would acquire beneficial ownership of more than 5% of our common stock as of the date of such transfer.  The restrictions on Hanlong’s share ownership, voting, disposition and drag-along rights will terminate on the earlier of the time that Hanlong owns less than 12% of our Common Stock, the date that commercial production begins at the Mt. Hope Project, and June 30, 2014.

The equity issuance of the Company’s common stock to Hanlong is subject to stockholder approval and will be voted on in connection with the Company’s 2010 annual meeting of stockholders.

On March 5, 2010, the Company issued a press release announcing the Hanlong transaction.  A copy of the press release is attached hereto as Exhibit 99.1.

POS Minerals Third Installment Election

On March 3, 2010, POS Minerals Corporation, an affiliate of POSCO (“POS-Minerals”), made an election with respect to its ownership and contributions (the “Third Installment Election”) under the Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC, dated as of February 26, 2008 (as amended by Amendment No. 1 to the Limited Liability Company Agreement of Eureka Moly, LLC, dated as of October 28, 2008, and Amendment No. 2 to the Limited Liability Company Agreement of Eureka Moly, LLC, dated January 20, 2010, the “LLC Agreement”) between Nevada Moly, LLC, a Delaware limited liability company and wholly-owned subsidiary of General Moly, Inc. (“Nevada Moly”), and POS-Minerals.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the LLC Agreement, a copy of which is incorporated by reference as Exhibit 10.1 hereto.

Pursuant to the Third Installment Election, POS-Minerals elected to reduce the amount of its Third Contribution Installment from $70,000,000 to $56,000,000 without any corresponding reduction to its Percentage Interest in Eureka Moly, LLC.

The foregoing description of the Third Installment Election is qualified in its entirety by reference to the full text of the LLC Agreement and Third Installment Election, a copy of which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Item 2.02.  Results of Operations and Financial Condition

On March 5, 2010, the Company issued a press release announcing its audited financial results for the fiscal year ended December 31, 2009.  A copy of the press release is attached hereto as Exhibit 99.2.

The information contained in this Item 2.02 and in Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Bridge Loan under the heading “Bridge Loan” in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the Hanlong transaction set forth in Item 1.01 is hereby incorporated by reference into this Item 3.02.  The securities were offered and sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective March 3, 2010, the Company approved and adopted the Amended and Restated Bylaws.  The amendments to the bylaws are technical in nature and are meant to clarify the current quorum and voting standards applicable to elections of directors and all other matters, including the counting of abstentions and broker non-votes.

The Company’s Amended and Restated Bylaws are attached hereto as Exhibit 3.2 and are incorporated by reference into this Item 5.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.2	Amended and Restated Bylaws.

10.1	Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC (Filed as Exhibit 10.21 to our Quarterly Report on Form 10-Q filed on May 7, 2008).

10.2

Amendment No. 1 to Limited Liability Company Agreement of Eureka Moly, LLC, dated as of October 28, 2008, between Nevada Moly, LLC and POS-Minerals Corporation (Filed as Exhibit 10.27 to our Annual Report on Form 10-K filed on February 27, 2009).

10.3

Amendment No. 2 to Limited Liability Company Agreement of Eureka Moly, LLC, dated as of January 20, 2010, between Nevada Moly, LLC and POS-Minerals Corporation (Filed as Exhibit 10.3 to our Current Report on Form 8-K filed on January 25, 2010).

10.4	Third Installment Election, dated as of March 3, 2010, between Nevada Moly, LLC and POS-Minerals Corporation.

99.1	Press Release of General Moly, Inc. dated March 5, 2010.

99.2	Press Release of General Moly, Inc. dated March 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Date: March 4, 2010	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws.

10.1	Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC (Filed as Exhibit 10.21 to our Quarterly Report on Form 10-Q filed on May 7, 2008).

10.2

Amendment No. 1 to Limited Liability Company Agreement of Eureka Moly, LLC, dated as of October 28, 2008, between Nevada Moly, LLC and POS-Minerals Corporation (Filed as Exhibit 10.27 to our Annual Report on Form 10-K filed on February 27, 2009).

10.3

Amendment No. 2 to Limited Liability Company Agreement of Eureka Moly, LLC, dated as of January 20, 2010, between Nevada Moly, LLC and POS-Minerals Corporation (Filed as Exhibit 10.3 to our Current Report on Form 8-K filed on January 25, 2010).

10.4	Third Installment Election, dated as of March 3, 2010, between Nevada Moly, LLC and POS-Minerals Corporation.

99.1	Press Release of General Moly, Inc. dated March 5, 2010.

99.2	Press Release of General Moly, Inc. dated March 5, 2010.